Exhibit 21.1

Subsidiaries of the Registrants

State of Incorporation
Public Service Company of New Hampshire (1) (2)	NH
Properties, Inc.	NH
PSNH Funding LLC 3 (1)	DE

(1)                                     SEC Registrant.

(2)                                     Doing business as Eversource Energy.